Exhibit 23.1

Consent of independent auditors
The Board of Directors
Produquímica Indústria e Comércio S.A.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-119410, 333-121965, 333-127699 and 333-203922) of Compass Minerals International, Inc. of our report dated November 24, 2016, with respect to the consolidated balance sheet of Produquímica Indústria e Comércio S.A. and subsidiaries as of December 31, 2015, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the year then ended, which report appears in the Amendment to Form 8-K of Compass Minerals International, Inc. filed with the Securities and Exchange Commission on December 19, 2016. Our audit report contains an “other matters” paragraph which states that the accompanying consolidated balance sheet of Produquímica Indústria e Comércio S.A. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for the year then ended were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

KPMG Auditores Independentes

/s/ KPMG Auditores Independentes

São Paulo, Brazil
December 19, 2016